Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 31, 2014 with respect to the consolidated financial statements of Allied Systems Holdings, Inc., included in the Registration Statement on Form S-4 of Jack Cooper Holdings Corp. We consent to the inclusion of said report in the Registration Statement and Prospectus of Jack Cooper Holdings Corp. on Form S-4, and to the use of our name as it appears under the caption “Experts”.

/S/ Grant Thornton
Atlanta, Georgia
April 11, 2016